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                      DUTY FREE INTERNATIONAL, INC. AND SUBSIDIARIES
                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                           (in thousands, except ratios)



                                             Year Ended
                                             January 29,                       Year Ended January 31,
                                               1995         1994        1993        1992        1991
Earnings (loss) before income taxes          ($31,149)    $43,082     $49,786     $48,765     $32,542

Adjustments:
  Interest expense on borrowed funds            8,878       1,495       1,044       5,657       3,323
  Interest portion of rental expense
     (deemed to be one-third of rental expense) 8,620       7,990       7,842       7,201       5,662
  Amortization of deferred financing costs        185          31          25         153          25
  Undistributed earnings of less than
     50% owned investees                         (100)       (214)       (170)        (89)        (52)

Earnings available for fixed charges/(Deficit) (13,566)     52,384      58,527      61,687      41,500


Fixed Charges:
  Interest expense on borrowed funds            8,878       1,495       1,044       5,657       3,323
  Interest capitalized                            309           -           -           -         174
  Interest portion of rental expense            8,620       7,990       7,842       7,201       5,662
  Amortization of deferred financing costs        185          31          25         153          25

                                               17,992       9,516       8,911      13,011       9,184

Earnings to cover fixed charges/(Deficit)    ($31,558)    $42,868     $49,616     $48,676     $32,316

Ratio of earnings to fixed charges                N/A (1)    5.50        6.57        4.74        4.52


(1) Earnings available for fixed charges needed to bring the ratio to 1.00 is $17,992.
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